PROSPECTUS SUPPLEMENT                                          RULE 424(b)(3)
(TO PROSPECTUS, DATED FEBRUARY 6, 1998)            REGISTRATION NO. 333-44165

                           FAMILY GOLF CENTERS, INC.
          $115,000,000 5 3/4% Convertible Subordinated Notes Due 2004
                        3,141,473 Shares of Common Stock

             -----------------------------------------------------


         This Prospectus Supplement relates to the resale of up to $115,000,000 aggregate principal amount of 5 3/4% Convertible Subordinated Notes due 2004 (the "Notes") of Family Golf Centers, Inc., a Delaware corporation (the "Company"), issued to the initial purchasers of the Notes (the "Initial Purchasers") in private placements consummated on October 16, 1997 and November 14, 1997, the resale of up to 3,087,248 shares of common stock, par value $.01 per share (the "Shares" or "Common Stock"), of the Company which are initially issuable upon conversion of the Notes by any holder thereof and to the offering that may be made from time to time of up to 54,225 Shares, by, or for the accounts of, the holders thereof (the "Selling Security Holders"). This Prospectus Supplement reflects a change in information as to the names of or amounts owned by certain Selling Security Holders from that set forth in the Prospectus. See "Selling Security Holders" and "Plan of Distribution."

         The following table sets forth certain information, as provided by or on behalf of the Selling Security Holders named below, with respect to the principal amount of Notes held by such Selling Security Holder and the number of Shares issuable upon conversion of the Notes. This information was accurate as of the date such information was provided to the Company. The respective amounts set forth may have increased or decreased due to trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market or otherwise since the date such information was provided. The Notes and Shares of Common Stock offered pursuant to the Registration Statement, of which this Prospectus Supplement forms a part, may be offered from time to time in whole or in part by the Selling Security Holders named below. Any or all of the Notes or Shares of Common Stock listed below may be offered for sale by the Selling Security Holders from time to time and therefore no estimate can be given as to the principal amount of Notes or the number of Shares that will be held by the Selling Security holders upon termination of this offering (except that in each case, such number will represent less that 1% of the Common Stock outstanding, unless otherwise indicated). Other than their ownership of the Company's securities, none of the Selling Security Holders listed below has had any material relationship with the Company within the past three years, other than BancAmerica Robertson Stephens, which has acted as an Initial Purchaser and/or underwriter for the Company. The percentage of Notes outstanding after the Offering is 0% for each of the Selling Security Holders.


                                              PRINCIPAL                       NUMBER OF                           PERCENTAGE OF
                                           AMOUNT OF NOTE     NUMBER OF       SHARES OF                            COMMON STOCK
                                            BENEFICIALLY     CONVERSION      COMMON STOCK                          OUTSTANDING
                                             OWNED THAT      SHARES THAT     OWNED BEFORE        NUMBER OF          AFTER THE
                    NAME                     MAY BE SOLD     MAY BE SOLD     THE OFFERING     SHARES OFFERED         OFFERING
                    ----                     -----------     -----------     ------------     --------------         --------
BancAmerica Roberston Stephens                2,210,000        59,329             0               59,329                0%
CIBC Oppenheimer                              3,150,000        84,564             0               84,564                0%
Chrysler Insurance Company Total Return          30,000           805             0                  805                0%
Fort Dearborn Life Insurance Company            100,000         2,685             0                2,685                0%
Forest Fulcrum Fund, LP                       7,270,000       195,168             0              196,168                0%
LLT Ltd.                                        380,000        10,201             0               10,201                0%
Forest Global Convert A-1                        50,000         1,342             0                1,342                0%
Forest Global Convert A-5                     7,270,000       195,168             0              195,168                0%
AAM/Zazove Institutional Income Fund, L.P.    2,300,000        61,745             0               61,745                0%
Zazove Convertible Fund, L.P.                   650,000        14,450             0               14,450                0%

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus Supplement is March 31, 1998.